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                                                                      Exhibit 21
                                         Subsidiaries

        All subsidiaries are wholly owned except as indicated.

        Alliance Gaming Corporation
        Alliance Holding Company
        Bally Gaming International, Inc.
        Bally Gaming, Inc.
        Bally Gaming de Puerto Rico, Inc.
        BGI Australia Pty. Limited
        Bally Gaming Africa Pty. Limited
        Bally Gaming and Systems, S.A.
        Alliance Automaten GmbH & Co. KG (99%)
        APT Games, Inc.
        Plantation Investments, Inc.
        United Coin Machine Co.
        Bally Gaming Missouri, Inc.
        Casino Electronics, Inc.
        Entertainment Systems Technology, Inc.
        Foreign Gaming Ventures, Inc.
        Alpine Willow Investments, Inc.
        Kansas Alliance Corporation
        Kansas Gaming Ventures, Inc.
        Kansas Financial Partners, LLC (50%)
        Kansas Gaming Partners, LLC (50%)
        Louisiana Ventures, Inc.
        Southern Video Services, Inc. (49%)
        Video Distributing Services, Inc. (49%)
        Video Services, Inc. (49%)
        United Gaming Rainbow
        Rainbow Casino-Vicksburg Partnership, L.P. (a)
        United Native American, Inc.
        Native American Investment, Inc.
        Alliance Automaten Verwaltungs GmbH
        Alliance Automaten GmbH & Co. KG (1%)
        Bally Wulff Automaten GmbH
        Bally Wulff Vertriebs GmbH
        Bally Gaming International GmbH
        Bally Wulff Beteiligungs GmbH
        Bally Wulff Billiards, GmbH
        Bally Wulff Security, GmbH
        Erkens Vertriebs GmbH
        Geda Automaten GmbH
        Grosshandel
        Kupper GmbH
        Westav Automaten GmbH

(a) There is a limited minority interest holder. For further information see
    Item 1 - "Business - Casino Operations".